Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
September 17, 2007	Ginny Dunn
7:00 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240.864.2643
ENTREMED RAISES $20 MILLION TO SUPPORT
CLINICAL DEVELOPMENT PROGRAM
Secured Financing Led by GE Healthcare Financial Services
     ROCKVILLE, MD, September 17, 2007 — EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today announced that it has completed a $20 million secured loan agreement with a syndicate of lenders led by GE Healthcare Financial Services, and participated by Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and Oxford Finance Corporation. The full amount of the $20 million loan, less fees, was funded at closing.
     James S. Burns, EntreMed President and Chief Executive Officer, commented on the financing, “This transaction provides EntreMed with a non-dilutive financing vehicle that strengthens our cash position and will fund anticipated clinical development expenses into 2009. The loan collateral includes EntreMed’s interest in royalty revenues on sales of Celgene’s Thalomid®. We have been funded by three leading commercial finance organizations that specialize in life science companies, and I am grateful for their confidence in EntreMed.”
     Mr. Burns further commented, “Proceeds from this transaction will be used primarily to support development costs for our ongoing clinical studies with Panzem® NCD, MKC-1, and ENMD-1198, and to fund IND-directed activities for Panzem® in rheumatoid arthritis and our Aurora-angiogenesis inhibitor in oncology.”
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® NCD (2-methoxyestradiol or 2ME2) is currently in multiple Phase 2 clinical trials for cancer. MKC-1, an oral cell-cycle regulator, is in multiple Phase 1 and 2 studies for cancer. ENMD-1198, a novel tubulin-binding agent, is in Phase 1 studies in advanced cancers. Panzem® is also in preclinical development for rheumatoid arthritis, and ENMD-2076, a dual-acting Aurora-angiogenesis inhibitor, is in preclinical development for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
###